Exhibit 99.2

C. R. BARD, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(dollars in thousands except per share amounts, unaudited)

	Three Months Ended March 31,
	2017	2016
Net sales	$938,800	$873,500
Costs and expenses:
Cost of goods sold	354,200	320,400
Marketing, selling and administrative expense	285,400	270,600
Research and development expense	70,000	68,300
Interest expense	15,100	11,300
Other (income) expense, net	12,600	60,000
Total costs and expenses	737,300	730,600
Income from operations before income taxes	201,500	142,900
Income tax provision	23,400	26,700
Net income	$178,100	$116,200
Basic earnings per share available to common shareholders	$2.42	$1.56
Diluted earnings per share available to common shareholders	$2.37	$1.54

The accompanying notes are an integral part of these condensed consolidated financial statements.

C. R. BARD, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(dollars in thousands, unaudited)

	Three Months Ended March 31,
	2017	2016
Net income	$178,100	$116,200
Other comprehensive income (loss):
Change in derivative instruments designated as cash flow hedges, net of tax	6,600	(9,200)
Foreign currency translation adjustments	4,600	1,600
Benefit plan adjustments, net of tax	2,200	1,700
Other comprehensive income (loss)	13,400	(5,900)
Comprehensive income	$191,500	$110,300

The accompanying notes are an integral part of these condensed consolidated financial statements.

C. R. BARD, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS
(dollars in thousands except share and per share amounts, unaudited)

	March 31, 2017	December 31, 2016
ASSETS
Current assets
Cash and cash equivalents	$890,700	$905,000
Restricted cash	179,100	201,500
Accounts receivable, less allowances of $4,400 and $7,200, respectively	450,000	477,300
Inventories	497,200	483,000
Other current assets	283,800	249,600
Total current assets	2,300,800	2,316,400
Property, plant and equipment, at cost	865,000	847,100
Less accumulated depreciation and amortization	370,600	357,600
Net property, plant and equipment	494,400	489,500
Goodwill	1,261,000	1,260,500
Core and developed technologies, net	662,600	686,400
Other intangible assets, net	321,500	323,600
Deferred income taxes	38,700	64,400
Other assets	165,600	165,300
Total assets	$5,244,600	$5,306,100
LIABILITIES AND SHAREHOLDERS’ INVESTMENT
Current liabilities
Short-term borrowings and current maturities of long-term debt	$609,300	$—
Accounts payable	102,000	96,000
Accrued expenses	715,000	809,500
Accrued compensation and benefits	118,100	186,100
Income taxes payable	15,300	17,300
Total current liabilities	1,559,700	1,108,900
Long-term debt	1,143,000	1,641,700
Other long-term liabilities	841,600	861,500
Deferred income taxes	28,500	18,900
Commitments and contingencies
Shareholders’ investment:
Preferred stock, $1 par value, authorized 5,000,000 shares; none issued	—	—
Common stock, $0.25 par value, authorized 600,000,000 shares; issued and outstanding 72,417,180 shares at March 31, 2017 and 72,899,251 shares at December 31, 2016	18,100	18,200
Capital in excess of par value	2,389,300	2,346,800
Accumulated deficit	(513,500)	(454,400)
Accumulated other comprehensive loss	(222,100)	(235,500)
Total shareholders’ investment	1,671,800	1,675,100
Total liabilities and shareholders’ investment	$5,244,600	$5,306,100

The accompanying notes are an integral part of these condensed consolidated financial statements.

C. R. BARD, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(dollars in thousands, unaudited)

	Three Months Ended March 31,
	2017	2016
Cash flows from operating activities:
Net income	$178,100	$116,200
Adjustments to reconcile net income to net cash provided by operating activities, net of acquired businesses:
Depreciation and amortization	51,000	53,000
Litigation charges, net	12,100	48,900
Restructuring and productivity initiative costs, net of payments	2,300	7,700
Deferred income taxes	36,200	20,900
Share-based compensation	27,200	26,200
Inventory reserves and provision for doubtful accounts	7,500	9,300
Other items	1,400	1,000
Changes in assets and liabilities, net of acquired businesses:
Accounts receivable	29,000	6,100
Inventories	(19,900)	(21,300)
Current liabilities	(121,900)	(138,200)
Taxes	(32,500)	(40,100)
Other, net	(29,900)	(22,500)
Net cash provided by operating activities	140,600	67,200

Cash flows from investing activities:
Capital expenditures	(22,700)	(20,500)
Payments made for purchases of businesses, net of cash acquired	(5,400)	(202,800)
Payments made for intangibles	(200)	(200)
Net cash used in investing activities	(28,300)	(223,500)

Cash flows from financing activities:
Change in short-term borrowings, net	110,000	525,600
Payment of long-term debt	—	(250,000)
Proceeds from exercises under share-based compensation plans, net	(9,100)	(6,500)
Excess tax benefit relating to share-based compensation plans	—	19,000
Purchases of common stock	(232,300)	(167,400)
Dividends paid	(19,300)	(18,000)
Payments of contingent consideration	(100)	(100)
Net cash (used in) provided by financing activities	(150,800)	102,600
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	1,800	(1,600)
Decrease in cash, cash equivalents, and restricted cash during the period	(36,700)	(55,300)
Balance at January 1	1,106,500	1,030,900
Balance at March 31	$1,069,800	$975,600

Supplemental cash flow information
Cash paid for:
Interest	$15,000	$16,600
Income taxes	19,700	26,900
Non-cash transactions:
Purchases of businesses and related costs	$—	$17,100

The accompanying notes are an integral part of these condensed consolidated financial statements.

C. R. BARD, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1. Basis of Presentation

The accompanying unaudited condensed consolidated financial statements of C. R. Bard, Inc. and its subsidiaries (the “company” or “Bard”) should be read in conjunction with the audited consolidated financial statements and notes thereto included in Bard’s 2016 Annual Report on Form 10-K. These financial statements have been prepared on a basis that is substantially consistent with the accounting principles applied in the financial statements in Bard’s 2016 Annual Report on Form 10-K. The preparation of these financial statements requires the company to make estimates and judgments that affect reported amounts of assets, liabilities, revenues and expenses and the related disclosure of contingent assets and liabilities at the date of the financial statements. These financial statements include all normal and recurring adjustments necessary for a fair presentation. The accounts of most foreign subsidiaries are consolidated as of and for the quarters ended February 28, 2017 and February 29, 2016 and as of November 30, 2016. No events occurred related to these foreign subsidiaries during the months of March 2017, March 2016 or December 2016 that materially affected the financial position or results of operations of the company. The results for the interim periods presented are not necessarily indicative of the results expected for the year.

Reclassifications

Certain prior year amounts have been reclassified to conform to current year presentation.

Recently Adopted Accounting Pronouncements

In January 2017, the Financial Accounting Standards Board (“FASB”) issued an accounting standard update that clarifies the definition of a business by providing a more robust framework to evaluate whether transactions should be accounted for as an acquisition of assets or a business. This update is expected to reduce the number of transactions that will be accounted for as an acquisition of a business. The effects of this update will depend on future acquisitions. In 2017, the company adopted this update early.

In November 2016, the FASB issued an accounting standard update that requires the change in the total of cash, cash equivalents, and restricted cash to be shown in the statement of cash flows. As a result, transfers between cash, cash equivalents, and restricted cash will no longer be presented in the statement of cash flows. In 2017, the company adopted this update early on a retrospective basis. As a result of the adoption, changes in restricted cash of $130.2 million are no longer presented as a reduction in cash flows from investing activities in the prior period statement of cash flows. Restricted cash is now included with cash and cash equivalents when reconciling the beginning-of-period and end-of-period total amounts.

In October 2016, the FASB issued an accounting standard update that requires the immediate recognition of the income tax effects of intra-entity transfers of assets other than inventory at the time of the transfer. In 2017, the company adopted this update early on a modified retrospective basis through a cumulative-effect adjustment directly to retained earnings as of the beginning of the period of adoption. As a result of the adoption, accumulated deficit was increased by $5.2 million and other current assets and deferred tax liabilities were reduced by $5.4 million and $0.2 million, respectively, as of the beginning of 2017.

In March 2016, the FASB issued an accounting standard update that includes multiple provisions intended to simplify various aspects of the accounting for share-based payments, including the income tax items and the classification of these items on the statement of cash flows. This update will result in the recognition of excess tax benefits to the consolidated statements of income (formerly recorded to capital in excess of par value) upon settlement of share-based compensation awards, which is largely dependent on the exercise/vesting of awards and variables such as the company’s stock price at the time of the exercise/vesting of awards and the exercise price of the underlying awards. This provision of the new guidance, which was required to be applied prospectively, resulted in the recognition of $27.0 million of excess tax benefits in the income tax provision. In addition, cash flows related to these excess tax benefits are now classified as cash flows from operating activities (formerly included as cash flows from financing activities). The company elected to adopt this provision of the new guidance prospectively. Lastly, in the diluted earnings per share available to common shareholders calculation, when applying the treasury stock method for shares that could be repurchased, the assumed proceeds no longer include the amount of excess tax benefits. This did not have a material impact on the company’s diluted earnings per share available to common shareholders calculation.

New Accounting Pronouncements Not Yet Adopted

In March 2017, the FASB issued an accounting standard update that requires that the service cost component of net periodic pension cost be reported in the same income statement line items in which other compensation costs are reported and all other components of net periodic pension cost be reported elsewhere in the income statement. This update will be effective as of the beginning of Bard’s 2018 fiscal year and is not expected to have a material impact on the company’s consolidated financial statements.

C. R. BARD, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In February 2016, the FASB issued a new lease accounting standard. The new standard will require, among other items, lessees to recognize most leases on the balance sheet by recording a right-of-use asset and a lease liability. This standard will be effective as of the beginning of Bard’s 2019 fiscal year. Other than this impact to the company’s consolidated balance sheet, the new standard is not expected to have a material impact on the company’s consolidated financial statements.

In May 2014, the FASB issued an accounting standard that provides for a comprehensive model to use in the accounting for revenue arising from contracts with customers. Under this standard, revenue will be recognized to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. In August 2015, the FASB issued an accounting standard update to defer this standard’s effective date for one year, which will now begin with Bard’s 2018 fiscal year. Under this standard, the company expects to recognize royalty revenue in earlier periods than under its current policy, and to recognize revenue earlier for other contracts that do not meet the new criteria for recognizing revenue over time. In addition, revenue will be recognized in earlier periods where the company maintains risk of loss for products that are in-transit to the customer. The company has made substantial progress in its evaluation of the new standard, and other than these items, this standard is not expected to have a material impact on the company’s consolidated financial statements. The company will continue to assess the new standard, as well as updates to the standard that have been proposed by the FASB. The company intends to adopt the standard under the modified retrospective approach beginning with Bard’s 2018 fiscal year.

2. Becton Dickinson Transaction

On April 23, 2017, Bard entered into Agreement and Plan of Merger (the “Merger Agreement”) with Becton, Dickinson and Company (“BD”) and Lambda Corp., a wholly owned subsidiary of BD (“Merger Corp”), pursuant to which Bard will merge with Merger Corp and become a wholly owned subsidiary of BD (the “Merger”). Under the agreement, each outstanding share of common stock of Bard will be converted into the right to receive $222.93 in cash and 0.5077 of a share of common stock of BD, as may be adjusted pursuant to the terms of the Merger Agreement. Completion of the Merger is subject to customary closing conditions, including, among others, (1) the approval of the Merger Agreement by a majority of the votes cast by Bard’s shareholders at a special meeting held to vote on the Merger Agreement, among other items, (2) declaration of the effectiveness by the U.S. Securities and Exchange Commission (the “SEC”) of the Registration Statement on Form S-4 to be filed with the SEC by BD in connection with the shares of the stock of BD to be issued in the Merger, (3) approval for listing on the New York Stock Exchange of the stock of BD to be issued in the Merger, (4) obtaining antitrust approvals in the United States and certain other jurisdictions, (5) subject to certain exceptions, the accuracy of the representations and warranties of the other party and (6) material compliance by the other party with its obligations under the Merger Agreement. The transaction is expected to close in the fourth quarter of 2017. If the Merger Agreement is terminated, Bard may be required to pay BD an amount equal to fifty percent of BD’s out-of-pocket expenses incurred in connection with the Merger Agreement and the Merger and in certain other circumstances, Bard may be required to pay BD a termination fee of $750 million. The foregoing description of the Merger Agreement is qualified in its entirety by reference to the full text of the Merger Agreement attached as Exhibit 2.1 to the Form 8-K filed on April 24, 2017.

3. Earnings per Common Share

Earnings per share (“EPS”) is computed under the two-class method using the following common share information:

	Three Months Ended March 31,
	2017	2016
(dollars and shares in millions)
EPS Numerator:
Net income	$178.1	$116.2
Less: Income allocated to participating securities	0.9	0.6
Net income available to common shareholders	$177.2	$115.6

EPS Denominator:
Weighted average common shares outstanding	73.1	74.0
Dilutive common share equivalents from share-based compensation plans	1.6	1.2
Weighted average common and common equivalent shares outstanding, assuming dilution	74.7	75.2

C. R. BARD, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

4. Income Taxes

 The effective tax rate for the quarter ended March 31, 2017 was 11.6%. As discussed in Note 1 of the notes to condensed consolidated financial statements, the company adopted an accounting standard update that resulted in the recognition of excess tax benefits to the income tax provision upon settlement of share-based compensation awards. As a result, the effective tax rate for the quarter ended March 31, 2017 reflected a benefit of $27.0 million partially offset by the discrete tax effects of litigation charges.

The effective tax rate for the quarter ended March 31, 2016 was 18.7% which reflected the discrete tax effects of litigation charges related to product liability claims, which were incurred in a high tax jurisdiction. See Note 7 of the notes to condensed consolidated financial statements.

At March 31, 2017, the total amount of liability for unrecognized tax benefits related to federal, state and foreign taxes was $21.9 million (of which $18.8 million would impact the effective tax rate, if recognized) plus $2.9 million of accrued interest. At December 31, 2016, the liability for unrecognized tax benefits was $21.5 million plus $2.6 million of accrued interest. Depending upon the result of open tax examinations and/or the expiration of applicable statutes of limitation, the company believes it is reasonably possible that the total amount of unrecognized tax benefits may decrease by up to $4.9 million within the next 12 months.

5. Financial Instruments

For further discussion regarding the company’s use of derivative instruments, see Note 1 of the notes to consolidated financial statements in Bard’s 2016 Annual Report on Form 10-K.

Foreign Exchange Derivative Instruments

The company enters into readily marketable forward and option contracts with financial institutions to help reduce its exposure to foreign currency exchange rate fluctuations. These contracts limit volatility because gains and losses associated with foreign currency exchange rate movements are generally offset by movements in the underlying hedged item. The notional value of the company’s forward currency contracts was $218.6 million and $243.2 million at March 31, 2017 and December 31, 2016, respectively.

The location and fair value of derivative instruments that are designated as hedging instruments recognized in the condensed consolidated balance sheets are as follows:

		Fair Value of Derivatives
Derivatives Designated as Hedging Instruments	Balance Sheet Location	March 31, 2017	December 31, 2016
(dollars in millions)
Forward currency contracts	Other current assets	$9.2	$10.9
Forward currency contracts	Other assets	4.2	3.9
		$13.4	$14.8
Forward currency contracts	Accrued expenses	$0.6	$6.2
		$0.6	$6.2

C. R. BARD, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The location and amounts of gains and losses on derivative instruments designated as cash flow hedges and the impact on shareholders’ investment are as follows:

	Gain/(Loss) Recognized in Other Comprehensive Income (Loss)		Location of Gain/(Loss) Reclassified from Accumulated Other Comprehensive Loss into Income	Gain/(Loss) Reclassified from Accumulated Other Comprehensive Loss into Income
	Three Months Ended March 31,			Three Months Ended March 31,
	2017	2016		2017	2016
(dollars in millions)
Forward currency contracts	$5.2	$(0.8)	Cost of goods sold	$(3.3)	$(2.4)
Option currency contracts	—	(1.7)	Cost of goods sold	(0.4)	1.8
Interest rate swap contract	—	(14.5)	Interest expense	(0.6)	—
	$5.2	$(17.0)		$(4.3)	$(0.6)

Financial Instruments Measured at Fair Value on a Recurring Basis

Fair value is defined as the exit price that would be received to sell an asset or paid to transfer a liability. Fair value is a market-based measurement that is determined using assumptions that market participants would use in pricing an asset or liability. The fair value guidance establishes a three-level hierarchy which maximizes the use of observable inputs and minimizes the use of unobservable inputs used in measuring fair value. The levels within the hierarchy range from Level 1 having observable inputs to Level 3 having unobservable inputs.

The fair values of the company’s forward currency contracts of $12.8 million and $8.6 million at March 31, 2017 and December 31, 2016, respectively, were measured using significant other observable inputs and valued by reference to similar financial instruments, adjusted for restrictions and other terms specific to each instrument. These financial instruments are categorized as Level 2 under the fair value hierarchy.

The fair value of the liability for contingent consideration related to acquisitions was $14.8 million and $14.9 million at March 31, 2017 and December 31, 2016, respectively. The fair value was measured using significant unobservable inputs and is categorized as Level 3 under the fair value hierarchy.

Financial Instruments Not Measured at Fair Value

The company maintains a $1 billion five-year committed syndicated bank credit facility that expires in November 2021. The credit facility supports the company’s commercial paper program and can be used for general corporate purposes. The facility includes pricing based on the company’s long-term credit ratings and includes a financial covenant that limits the amount of total debt to total capitalization. At March 31, 2017 the company was in compliance with this covenant. The fair value of commercial paper borrowings outstanding of $110.0 million at March 31, 2017 approximated its carrying value. There were no commercial paper borrowings outstanding at December 31, 2016.

The estimated fair value of long-term debt (including current maturities) was approximately $1,695.2 million and $1,688.0 million at March 31, 2017 and December 31, 2016, respectively. The fair value was estimated using dealer quotes for similarly-rated debt instruments over the remaining contractual term of the company’s obligation and is categorized as Level 2 under the fair value hierarchy.

The fair value of the deferred future payments related to the Medicon, Inc. acquisition of $54.8 million and $52.3 million at March 31, 2017 and December 31, 2016, respectively, approximated the carrying value. At March 31, 2017 and December 31, 2016, future payments of $41.4 million and $39.5 million, respectively, were recorded to other long-term liabilities. These payments will be paid in Japanese Yen and are subject to exchange rate fluctuations. The fair value was estimated by discounting the future payments based upon the timing of such payments and is categorized as Level 2 under the fair value hierarchy.

Concentration Risk

Accounts receivable balances include sales to government-supported healthcare systems outside the United States. The company monitors economic conditions and evaluates accounts receivable in certain countries for potential collection risks. Economic conditions and other factors in certain countries, particularly in Spain, Italy, Greece and Portugal, have resulted in, and may continue to result in, an increase in the average length of time that it takes to collect these accounts receivable and may require the company to re-evaluate the collectability of these receivables in future periods. At March 31, 2017, the company’s accounts receivable, net of allowances, from the national healthcare systems and private sector customers in these four countries was $40.1 million, of which $1.9 million was greater than 365 days past due.

C. R. BARD, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

6. Inventories

Inventories consisted of:

	March 31, 2017	December 31, 2016
(dollars in millions)
Finished goods	$296.9	$292.8
Work in process	35.5	27.0
Raw materials	164.8	163.2
	$497.2	$483.0

7. Contingencies

In the ordinary course of business, the company is subject to various legal proceedings, investigations and claims, including, for example, environmental matters, employment disputes, disputes on agreements and other commercial disputes. In addition, the company operates in an industry susceptible to significant product liability and patent legal claims. The company accounts for estimated losses with respect to legal proceedings and claims when such losses are probable and reasonably estimable. If the estimate of a probable loss is a range and no amount within the range is more likely, the company accrues the minimum amount of the range. Legal costs associated with these matters are expensed as incurred. At any given time, in the ordinary course of business, the company is involved as either a plaintiff or defendant in a number of patent infringement actions. If a third party’s patent infringement claim were to be determined against the company, the company might be required to make significant royalty or other payments or might be subject to an injunction or other limitation on its ability to manufacture or distribute one or more products. If a patent owned by or licensed to the company is found to be invalid or unenforceable, the company might be required to reduce the value of certain intangible assets on the company’s balance sheet and to record a corresponding charge, which could be significant in amount. Many of the company’s legal proceedings and claims could have a material adverse effect on its business, results of operations, financial condition and/or liquidity.

Product Liability Matters

Hernia Product Claims

As of March 31, 2017, approximately 25 federal and 80 state lawsuits involving individual claims by approximately 105 plaintiffs, as well as one putative class action in the United States, are currently pending against the company with respect to its Composix® Kugel® and certain other hernia repair implant products (collectively, the “Hernia Product Claims”). The company voluntarily recalled certain sizes and lots of the Composix® Kugel® products beginning in December 2005. In June 2007, the Composix® Kugel® lawsuits and, subsequently, other hernia repair product lawsuits, pending in federal courts nationwide were transferred into one Multidistrict Litigation (“MDL”) for coordinated pre-trial proceedings in the United States District Court for the District of Rhode Island. The MDL stopped accepting new cases in the second quarter of 2014 and was terminated in November 2016, at which time the remaining federal lawsuits were remanded to their courts of original jurisdiction for trial.  As of March 31, 2017, all but one of the putative class actions pending against the company was dismissed. The remaining putative class action pending against the company has not been certified and seeks: (i) medical monitoring; (ii) compensatory damages; (iii) punitive damages; (iv) a judicial finding of defect and causation; and/or (v) attorneys’ fees. In April 2014, a settlement was reached with respect to the three putative Canadian class actions within amounts previously recorded by the company. Approximately 70 of the state lawsuits, involving individual claims by approximately 70 plaintiffs, are pending in the Superior Court of the State of Rhode Island, with the remainder in various other jurisdictions. The Hernia Product Claims also generally seek damages for personal injury resulting from use of the products.

The company has resolved the majority of its historical Hernia Product Claims, including through agreements or agreements in principle with various plaintiffs’ law firms to settle their respective inventories of cases. Each agreement involving the settlement of a firm’s inventory of claims was subject to certain conditions, including requirements for participation in the proposed settlements by a certain minimum number of plaintiffs. In addition, the company continues to engage in discussions with other plaintiffs’ law firms regarding potential resolution of unsettled Hernia Product Claims, and intends to vigorously defend Hernia Product Claims that do not settle, including through litigation. The company expects additional trials of Hernia Product Claims to take place over the next 12 months. The company cannot give any assurances that the resolution of the Hernia Product Claims that have not settled, including asserted and unasserted claims and the putative class action lawsuit, will not have a material adverse effect on the company’s business, results of operations, financial condition and/or liquidity.

C. R. BARD, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Women’s Health Product Claims

As of March 31, 2017, product liability lawsuits involving individual claims by approximately 5,305 plaintiffs are currently pending against the company in various federal and state jurisdictions alleging personal injuries associated with the use of certain of the company’s surgical continence products for women, which includes products manufactured by both the company and two subsidiaries of Medtronic plc (as successor in interest to Covidien plc) (“Medtronic”), each a supplier of the company. Medtronic has an obligation to defend and indemnify the company with respect to any product defect liability for products its subsidiaries had manufactured. As described below, in July 2015 the company reached an agreement with Medtronic regarding certain aspects of Medtronic’s indemnification obligation. In addition, five putative class actions in the United States and five putative class actions in Canada have been filed against the company, and a limited number of other claims have been filed or asserted in various non-U.S. jurisdictions. The foregoing lawsuits, unfiled or unknown claims, putative class actions and other claims, together with claims that have settled or are the subject of agreements or agreements in principle to settle, are referred to collectively as the “Women’s Health Product Claims”. The Women’s Health Product Claims generally seek damages for personal injury resulting from use of the products. The putative class actions, none of which has been certified, seek: (i) medical monitoring; (ii) compensatory damages; (iii) punitive damages; (iv) a judicial finding of defect and causation; and/or (v) attorneys’ fees. In April 2015, the Ontario Superior Court of Justice dismissed the plaintiffs’ motion for class certification in one Canadian putative class action. In March 2016, the company reached an agreement in principle to resolve all Canadian putative class actions, with the exception of a Quebec class action, within amounts previously recorded by the company, which settlement was finalized in September 2016. In January 2017, the court approved the discontinuance of the proposed Quebec class action.

In October 2010, the Women’s Health Product Claims involving solely Avaulta® products pending in federal courts nationwide were transferred into an MDL in the United States District Court for the Southern District of West Virginia (the “WV District Court”), the scope of which was later expanded to include lawsuits involving all women’s surgical continence products that are manufactured or distributed by the company. The first trial in a state court was completed in California in July 2012 and resulted in a judgment against the company of approximately $3.6 million. On appeal the decision was affirmed by the appellate court in November 2014. The company filed a petition for review to the California Supreme Court on December 24, 2014, which was denied on February 18, 2015. The judgment in this matter, including interest and costs, was paid on March 20, 2015 within the amounts previously recorded by the company. The first trial in the MDL commenced in July 2013 and resulted in a judgment against the company of approximately $2 million, which was upheld by the Fourth Circuit on January 14, 2016. The company does not believe that any verdicts entered to date are representative of potential outcomes of all Women’s Health Product Claims. On January 16, 2014 and July 31, 2014, the WV District Court ordered that the company prepare 200 and then an additional 300 individual cases, respectively, for trial (the “2014 WHP Pre-Trial Orders”). The 2014 WHP Pre-Trial Orders resulted in significant additional litigation-related defense costs beginning in the second quarter of 2014 and continuing through the second quarter of 2015. In February 2015, the WV District Court appointed a Special Master to assist with settlement resolution. In June 2015, the WV District Court issued an order staying the requirement to prepare a significant portion of the cases covered by the 2014 WHP Pre-Trial Orders. Substantially all of the 500 individual cases that are the subject of the 2014 WHP Pre-Trial Orders have been part of agreements or agreements in principle to settle with various plaintiff law firms. In December 2016, the WV District Court lifted the stay of the 2014 WHP Pre-Trial Orders and remanded five of the unsettled cases to their courts of original jurisdiction for trial. In the first quarter of 2017, an additional 11 cases were remanded for trial for a total of 16 remanded cases. Five of those cases have been assigned trial dates between the third quarter of 2017 and the first quarter of 2018. In response to court orders on January 27, 2017 and March 3, 2017, the company is required to prepare an additional approximately 540 individual cases for trial (together with the 2014 WHP Pre-Trial Orders, the “WHP Pre-Trial Orders”). The WHP Pre-Trial Orders may result in material additional cost in future periods in defending Women’s Health Product Claims. The WV District Court may also order that the company prepare additional cases for trial, which could result in material additional costs in future periods.

As of March 31, 2017, the company reached agreements or agreements in principle with various plaintiffs’ law firms to settle their respective inventories of cases totaling approximately 11,005 Women’s Health Product Claims, including approximately: 560 during 2014, 6,215 during 2015, 4,155 during 2016 and approximately 75 during 2017. The company believes that these Women’s Health Product Claims are not the subject of Medtronic’s indemnification obligation. These settlement agreements and agreements in principle include unfiled and previously unknown claims held by various plaintiffs’ law firms, which have not been included in the approximate number of lawsuits set forth in the first paragraph of this section. Each agreement is subject to certain conditions, including requirements for participation in the proposed settlements by a certain minimum number of plaintiffs. The company continues to engage in discussions with other plaintiffs’ law firms regarding potential resolution of unsettled Women’s Health Product Claims, which may include additional inventory settlements. Notwithstanding these settlement efforts, the company anticipates additional trials over the next 12 months. In addition, one or more possible consolidated trials may occur in the future.

C. R. BARD, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In July 2015, as part of the agreement noted above, Medtronic agreed to take responsibility for pursuing settlement of certain of the Women’s Health Product Claims that relate to products distributed by the company under supply agreements with Medtronic and the company has paid Medtronic $121 million towards these potential settlements. The company also may, in its sole discretion, transfer responsibility for settlement of additional Women’s Health Product Claims to Medtronic on similar terms. The agreement does not resolve the dispute between the company and Medtronic with respect to Women’s Health Product Claims that do not settle, if any. As part of the agreement, Medtronic and the company agreed to dismiss without prejudice their previously filed litigation with respect to Medtronic’s obligation to defend and indemnify the company.

The approximate number of lawsuits set forth in the first paragraph of this section does not include approximately 590 generic complaints involving women’s health products where the company cannot, based on the allegations in the complaints, determine whether any of those cases involve the company’s women’s health products. In addition, the approximate number of lawsuits set forth in the first paragraph of this section does not include approximately 865 claims that have been threatened against the company but for which complaints have not yet been filed.  In addition, the company has limited information regarding the nature and quantity of these and other unfiled or unknown claims.  During the course of engaging in settlement discussions with plaintiffs’ law firms, the company has learned, and may in future periods learn, additional information regarding these and other unfiled or unknown claims, or other lawsuits, which could materially impact the company’s estimate of the number of claims or lawsuits against the company.  While the company continues to engage in discussions with other plaintiffs’ law firms regarding potential resolution of unsettled Women’s Health Product Claims and intends to vigorously defend the Women’s Health Product Claims that do not settle, including through litigation, it cannot give any assurances that the resolution of these claims will not have a material adverse effect on the company’s business, results of operations, financial condition and/or liquidity.

Filter Product Claims

As of March 31, 2017, product liability lawsuits involving individual claims by approximately 1,755 plaintiffs are currently pending against the company in various federal and state jurisdictions alleging personal injuries associated with the use of the company’s vena cava filter products (all lawsuits, collectively, the “Filter Product Claims”). In August 2015, the Judicial Panel for Multi-District Litigation (“JPML”) ordered the creation of a Multi-District Litigation for all federal Filter Product Claims (the “IVC Filter MDL”) in the District of Arizona. There are approximately 1,705 Filter Product Claims that have been, or shortly will be, transferred to the IVC Filter MDL, including one medical monitoring class action. The remaining approximately 45 Filter Product Claims are pending in various state courts. In March 2016, a putative Canadian class action was filed against the company in Quebec. In April 2016 and May 2016, putative Canadian class actions were filed in Ontario and British Columbia, respectively. In November 2016, a putative Canadian class action was filed in Saskatchewan. The approximate number of lawsuits set forth above does not include approximately 25 claims that have been threatened against the company but for which complaints have not yet been filed. In addition, the company has limited information regarding the nature and quantity of these and other unfiled or unknown claims.  The company continues to receive claims and lawsuits and may in future periods learn additional information regarding other unfiled or unknown claims, or other lawsuits, which could materially impact the company’s estimate of the number of claims or lawsuits against the company.  The company expects that trials of Filter Product Claims may take place over the next 12 months. While the company intends to vigorously defend Filter Product Claims that do not settle, including through litigation, it cannot give any assurances that the resolution of these claims will not have a material adverse effect on the company’s business, results of operations, financial condition and/or liquidity.

General

In most product liability litigations (like those described above), plaintiffs allege a wide variety of claims, ranging from allegations of serious injury caused by the products to efforts to obtain compensation notwithstanding the absence of any injury. In many of these cases, the company has not yet received and reviewed complete information regarding the plaintiffs and their medical conditions and, consequently, is unable to fully evaluate the claims. The company expects that it will receive and review additional information regarding any remaining unsettled product liability matters.

The company believes that some settlements and judgments, as well as some legal defense costs, relating to product liability matters are or may be covered in whole or in part under its product liability insurance policies with a limited number of insurance carriers, or, in some circumstances, indemnification obligations to the company from other parties, which if disputed, the company intends to vigorously contest. Amounts recovered under the company’s product liability insurance policies or indemnification arrangements may be less than the stated coverage limits or less than otherwise expected and may not be adequate to cover damages and/or costs relating to claims. In addition, there is no guarantee that insurers or other parties will pay claims or that coverage or indemnity will be otherwise available.

C. R. BARD, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In January 2017, the company reached an agreement to resolve litigation filed in the Southern District of New York by its insurance carriers in connection with Women’s Health Product Claims and Filter Product Claims. The agreement requires the insurance carriers to reimburse the company for certain future costs incurred in connection with Filter Product Claims up to an agreed amount. For certain product liability claims or lawsuits, the company does not maintain or has limited remaining insurance coverage.

Other Legal Matters

Since early 2013, the company has received subpoenas or Civil Investigative Demands from a number of State Attorneys General seeking information related to the sales and marketing of certain of the company’s products that are the subject of the Hernia Product Claims and the Women’s Health Product Claims. The company is cooperating with these requests. Although the company has had discussions with the State Attorneys General with respect to overall potential resolution of this matter, there can be no assurance that a resolution will be reached or what the terms of any such resolution may be. In the first quarter of 2017, the company recorded a charge to other (income) expense, net, of $7.5 million ($7.5 million after tax). Since it is not feasible to predict the outcome of these proceedings, the company cannot give any assurances that the resolution of these proceedings will not have a material adverse effect on the company’s business, results of operations, financial condition and/or liquidity.

In November 2015, the Department of Defense Inspector General issued an investigative subpoena to the company.  The Department of Health and Human Services is also participating in this investigation.  The subpoena seeks documents related to the company’s sales and marketing of certain filter products, drug coated balloon catheters, and peripheral arterial disease detection products.  The company is cooperating with these requests. Since it is not feasible to predict the outcome of these proceedings, the company cannot give any assurances that the resolution of these proceedings will not have a material adverse effect on the company’s business, results of operations, financial condition and/or liquidity.

In June 2011, W. L. Gore & Associates, Inc. (“Gore”) filed suit in the U.S. District Court in Delaware alleging the company had infringed several of Gore’s patents. The trial began March 1, 2017, and was phased such that liability issues would be heard and decided by the jury first, with damages and willfulness to be heard immediately thereafter, if necessary.  The liability phase was completed on March 8, 2017 with the jury finding the asserted Gore patent not valid and not infringed. Gore has the option to appeal and/or request a new trial or that the jury’s verdict be set aside.  It is unclear what options Gore may choose or the outcome of the matter. The company intends to vigorously defend the allegations asserted by Gore. The company cannot give any assurances that an adverse resolution of this matter will not have a material adverse effect on the company’s business, results of operations, financial condition and/or liquidity.

The company is subject to numerous federal, state, local and foreign environmental protection laws governing, among other things, the generation, storage, use and transportation of hazardous materials and emissions or discharges into the ground, air or water. The company is or may become a party to proceedings brought under various federal laws including the Comprehensive Environmental Response, Compensation and Liability Act (CERCLA), commonly known as Superfund, the Resource Conservation and Recovery Act, the Clean Water Act, the Clean Air Act and similar state or foreign laws. These proceedings seek to require the owners or operators of contaminated sites, transporters of hazardous materials to the sites and generators of hazardous materials disposed of at the sites to clean up the sites or to reimburse the government for cleanup costs. In most cases, there are other potentially responsible parties that may be liable for remediation costs. In these cases, the government alleges that the defendants are jointly and severally liable for the cleanup costs; however, these proceedings are frequently resolved so that the allocation of cleanup costs among the parties more closely reflects the relative contributions of the parties to the site contamination. The company’s potential liability varies greatly from site to site. For some sites, the potential liability is de minimis and for others the costs of cleanup have not yet been determined. Accruals for estimated losses from environmental remediation obligations generally are recognized no later than completion of the remedial feasibility study and are adjusted as further information develops or circumstances change. Costs of future expenditures for environmental remediation obligations are not discounted to their present value. Recoveries of environmental remediation costs from other parties are recorded as assets when their receipt is deemed probable. The company believes that the proceedings and claims described above will likely be resolved over an extended period of time. While it is not feasible to predict the outcome of these proceedings, based upon the company’s experience, current information and applicable law, the company does not expect these proceedings to have a material adverse effect on its financial condition and/or liquidity. However, one or more of the proceedings could be material to the company’s business and/or results of operations.

Litigation Reserves

The company regularly monitors and evaluates the status of product liability and other legal matters, and may, from time-to-time, engage in settlement and mediation discussions taking into consideration developments in the matters and the risks and uncertainties surrounding litigation. These discussions could result in settlements of one or more of these claims at any time.

C. R. BARD, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In the second quarter of 2015, the company recorded an additional charge related to these matters, net of estimated recoveries to other (income) expense, net, of approximately $337 million ($325 million after tax). The company recorded this charge based on additional information obtained during the quarter, including with respect to the factors noted above. Specifically the company considered the agreement and the agreement in principle by the company to settle approximately 2,880 Women’s Health Product Claims, the involvement of the Special Master in settlement resolution, additional settlements by other manufacturers subject to product liability claims with respect to similar products, and the continued rate of claims being filed (which led the company to increase its estimate of future Women’s Health Product Claims).

In the third quarter of 2015, the company recorded an additional charge related to these matters to other (income) expense, net, of approximately $241 million ($228 million after tax). The company recorded this charge based on additional information obtained with respect to the quarter, including with respect to the factors noted above. Specifically, the company considered the agreements and the agreement in principle by the company to settle approximately 3,030 Women’s Health Product Claims, discussions with plaintiffs’ counsel, additional information learned regarding the nature and quantity of unfiled and unknown claims (which led the company to increase its estimate of future Women’s Health Product Claims), a reconciliation of claims in connection with settlements, additional settlements by other manufacturers subject to product liability claims with respect to similar products, the rate of claims being filed, and the creation of the IVC Filter MDL.

In the first quarter of 2016, the company recorded an additional charge related to these matters to other (income) expense, net, of approximately $49 million ($31 million after tax). The company recorded this charge based on additional information obtained with respect to the quarter. Specifically, the company considered, among other factors, additional information learned regarding the nature and quantity of unfiled and filed claims, the increase in advertising by plaintiffs’ counsel with respect to IVC filters and an increase in the rate of claims being filed in Filter Product Claims (which led the company to increase its estimate of future Filter Product Claims).

In the third quarter of 2016, the company recorded an additional charge related to these matters to other (income) expense, net, of approximately $111 million ($77 million after tax). The company recorded this charge based on additional information obtained with respect to the quarter, including with respect to the factors noted above. Specifically, the company considered, among other factors, additional information learned regarding Product Liability Matters, including regarding the nature and quantity of unfiled and filed claims and the continued rate of claims being filed in certain Product Liability Matters (which led the company to increase its estimate of future claims for certain Product Liability Matters, including Filter Product Claims).

In the fourth quarter of 2016, the company recorded an additional charge related to these matters to other (income) expense, net, of approximately $46 million ($31 million after tax). The company recorded this charge based on additional information obtained with respect to the quarter, including regarding cases settled by certain other manufacturers, public information available from the court, unfiled and filed claims, the status of certain settlement discussions and information regarding plaintiff law firm inventories.

These charges recognized the estimated costs for the product liability matters discussed above, including (with respect to such matters) filed and an estimate of unfiled and unknown claims, and costs to administer the settlements related to such matters. These charges exclude any costs associated with certain of the putative class action lawsuits in the United States and Canada.

The company cannot give any assurances that the actual costs incurred with respect to these product liability matters will not exceed the related amounts accrued. With respect to product liability claims that are not resolved through settlement, the company intends to vigorously defend against such claims, including through litigation. The company cannot give any assurances that the resolution of any of its product liability matters, including filed, unfiled and unknown claims and the putative class action lawsuits, will not have a material adverse effect on the company’s business, results of operations, financial condition and/or liquidity.

Accruals for product liability and other legal matters amounted to $1,150.6 million, of which $563.4 million was recorded to accrued expenses, and $1,201.5 million, of which $605.3 million was recorded to accrued expenses, at March 31, 2017 and December 31, 2016, respectively. The company has made total payments of $795.0 million to qualified settlement funds (“QSFs”), subject to certain settlement conditions, for certain product liability matters since 2011, of which $32.6 million were made to QSFs during the three months ended March 31, 2017. Payments to QSFs are recorded as a component of restricted cash. Total payments of $617.7 million from these QSFs have been made to qualified claimants, of which $55.0 million were made during the three months ended March 31, 2017. In addition, other payments of $78.1 million have been made to qualified claimants, of which $4.8 million were made during the three months ended March 31, 2017.

C. R. BARD, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The company recorded expected recoveries related to product liability matters amounting to $261.6 million, of which $163.3 million was recorded to other current assets, and $267.3 million, of which $156.2 million was recorded to other current assets, at March 31, 2017 and December 31, 2016, respectively. A substantial amount of these expected recoveries at March 31, 2017 and December 31, 2016 relate to the company’s agreements with Medtronic related to certain Women’s Health Product Claims. The terms of the company’s agreement with Medtronic are substantially consistent with the assumptions underlying, and the manner in which, the company has recorded expected recoveries related to the indemnification obligation. The expected recoveries at March 31, 2017 and December 31, 2016 related to the indemnification obligation are not in dispute with respect to claims that Medtronic settles pursuant to the agreement. As described above, the agreement does not resolve the dispute between the company and Medtronic with respect to Women’s Health Product Claims that do not settle, if any, and the company also may, in its sole discretion, transfer responsibility for settlement of additional Women’s Health Product Claims to Medtronic on similar terms.

The company is unable to estimate the reasonably possible losses or range of losses, if any, arising from certain existing product liability matters and other legal matters. Under U.S. generally accepted accounting principles, an event is “reasonably possible” if “the chance of the future event or events occurring is more than remote but less than likely” and an event is “remote” if “the chance of the future event or events occurring is slight”. With respect to putative class action lawsuits in the United States and certain of the Canadian lawsuits relating to product liability matters, the company is unable to estimate a range of reasonably possible losses for the following reasons: (i) all or certain of the proceedings are in early stages; (ii) the company has not received and reviewed complete information regarding all or certain of the plaintiffs and their medical conditions; and/or (iii) there are significant factual issues to be resolved. In addition, there is uncertainty as to the likelihood of a class being certified or the ultimate size of the class. With respect to the investigative subpoena issued by the Department of Defense Inspector General and the Department of Health and Human Services, the company is unable to estimate a range of reasonably possible losses for the following reasons: (i) all or certain of the proceedings are in early stages; and/or (ii) there are significant factual and legal issues to be resolved.

8. Share-Based Compensation Plans

The company may grant a variety of share-based payments under the 2012 Long Term Incentive Plan of C. R. Bard, Inc., as amended and restated  (the “LTIP”) and the 2005 Directors’ Stock Award Plan of C. R. Bard, Inc., as amended and restated (the “Directors’ Plan”) to certain directors, officers and employees. The total number of remaining shares at March 31, 2017 that may be issued under the LTIP was 2,899,995 and under the Directors’ Plan was 21,890. Awards under the LTIP may be in the form of stock options, stock appreciation rights, limited stock appreciation rights, restricted stock, unrestricted stock and other stock-based awards. Awards under the Directors’ Plan may be in the form of stock awards, stock options or stock appreciation rights. The company also has two employee stock purchase programs.

For the quarters ended March 31, 2017 and 2016, amounts charged against income for share-based payment arrangements were $27.2 million and $26.2 million, respectively.

In the first quarter of each of 2017 and 2016, the company granted performance restricted stock units to certain officers. These units have requisite service periods of three years and have no dividend rights. The actual payout of these units varies based on the company’s performance over the three-year period based on pre-established targets over the period and a market condition modifier based on total shareholder return (“TSR”) compared to an industry peer group. The actual payout under these awards may exceed an officer’s target payout; however, compensation cost initially recognized assumes that the target payout level will be achieved and may be adjusted for subsequent changes in the expected outcome of the performance-related condition. The fair values of these units are based on the market price of the company’s stock on the date of the grant and use a Monte Carlo simulation model for the TSR component. The fair values of the TSR components of the 2017 and 2016 grants were estimated based on the following assumptions: risk-free interest rate of 1.37% and 0.83%, respectively; dividend yield of 0.47% and 0.52%, respectively; and expected life of 2.89 for both valuations.

As of March 31, 2017, there were $141.5 million of unrecognized compensation expenses related to share-based payment arrangements. These costs are expected to be recognized over a weighted-average period of approximately three years. The company has sufficient shares to satisfy expected share-based payment arrangements in 2017.

C. R. BARD, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

9. Pension Plans

The company has both tax-qualified and nonqualified, noncontributory defined benefit pension plans, that together cover certain domestic and foreign employees. These plans provide benefits based upon a participant’s compensation and years of service.

The components of net periodic pension cost are as follows:

	Three Months Ended March 31,
	2017	2016
(dollars in millions)
Service cost, net of employee contributions	$6.6	$7.3
Interest cost	4.8	4.7
Expected return on plan assets	(8.3)	(8.1)
Amortization	3.3	2.6
Net periodic pension cost	$6.4	$6.5

10. Shareholders’ Investment

The company repurchased approximately 1.0 million shares of common stock for $232.3 million in the three months ended March 31, 2017 under its previously announced share repurchase authorization.

Other Comprehensive Income (Loss)

The changes in accumulated other comprehensive income (loss) by component are as follows:

	Derivative Instruments Designated as Cash Flow Hedges	Foreign Currency Translation Adjustments	Benefit Plans	Total
(dollars in millions)
Balance at December 31, 2015	$(8.7)	$(94.2)	$(105.1)	$(208.0)
Other comprehensive income (loss) before reclassifications	(15.9)	1.6	—	(14.3)
Tax (provision) benefit (a)	5.5	—	—	5.5
Other comprehensive income (loss) before reclassifications, net of taxes	(10.4)	1.6	—	(8.8)
Reclassifications	0.6 (b)	—	2.6 (c)	3.2
Tax provision (benefit)	0.6	—	(0.9)	(0.3)
Reclassifications, net of tax	1.2	—	1.7	2.9
Other comprehensive income (loss)	(9.2)	1.6	1.7	(5.9)
Balance at March 31, 2016	$(17.9)	$(92.6)	$(103.4)	$(213.9)

Balance at December 31, 2016	$(9.9)	$(116.0)	$(109.6)	$(235.5)
Other comprehensive income (loss) before reclassifications	1.4	4.6	—	6.0
Tax (provision) benefit (a)	1.6	—	—	1.6
Other comprehensive income (loss) before reclassifications, net of taxes	3.0	4.6	—	7.6
Reclassifications	4.3 (b)	—	3.3 (c)	7.6
Tax provision (benefit)	(0.7)	—	(1.1)	(1.8)
Reclassifications, net of tax	3.6	—	2.2	5.8
Other comprehensive income (loss)	6.6	4.6	2.2	13.4
Balance at March 31, 2017	$(3.3)	$(111.4)	$(107.4)	$(222.1)

(a)	Income taxes are not provided for foreign currency translation adjustment.
(b)	See Note 5 of the notes to condensed consolidated financial statements.
(c)	These components are included in the computation of net periodic pension cost. See Note 9 of the notes to condensed consolidated financial statements.

C. R. BARD, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

11. Segment Information

The company’s management considers its business to be a single segment entity – the manufacture and sale of medical devices. The company’s products generally share similar distribution channels and customers. The company designs, develops, manufactures, packages, distributes and sells medical, surgical, diagnostic and patient care devices. The company sells a broad range of products to hospitals, individual healthcare professionals, extended care health facilities and alternate site facilities on a global basis. In general, the company’s products are intended to be used once and then discarded or either temporarily or permanently implanted. The company’s chief operating decision makers evaluate their various global product portfolios on a net sales basis and generally evaluate profitability and associated investment on an enterprise-wide basis due to shared geographic infrastructures.

Net sales based on the location of external customers by geographic region are:

	Three Months Ended March 31,
	2017	2016
(dollars in millions)
United States	$657.2	$625.4
Europe	103.2	104.3
Asia-Pacific(A)	126.3	97.9
Other(A)	52.1	45.9
	$938.8	$873.5

(A)	Beginning in the fourth quarter of 2016, net sales for Asia-Pacific are separately reported. Prior year amount have been reclassified to conform to current year presentation.

Total net sales by product group category are:

	Three Months Ended March 31,
	2017	2016
(dollars in millions)
Vascular	$256.6	$239.5
Urology	237.7	216.7
Oncology	255.5	241.9
Surgical Specialties	165.1	151.4
Other	23.9	24.0
	$938.8	$873.5